Exhibit 3.1

ROSS MILLER	Filed in the office of	Document Number
Secretary of State		20070559064-58
204 North Carson Street Ste 1	Ross Miller	Filing, Date and Time
Carson City, Nevada 89701-4299	Secretary of State	08/15/2007 10:10 AM
(775) 684-5708	State of Nevada	Entity Number
Website: secretaryofstate.biz		C21142-2002

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment To Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

           Medusa Style Corporation

2. The articles have been amended as follows (provide article numbers, if available):

Article I is amended to read “The name of the corporation is En2Go International, Inc.

3.

The vote by which the stockholders holding shares In the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required In the case of a vote by classes or series, or as may be required by the provisions of the* articles of Incorporation have voted in favor of the amendment is:      51%

4.

Effective date of filing (optional):

5. Officer Signature (Required):            /s/ Pattie S. Christensen

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

ARTICLES OF INCORPORATION

OF

MEDUSA STYLE CORPORATION

* * * * *

FIRST

The name of the corporation is Medusa Style Corporation.

SECOND

Its principal office in the state of Nevada is located at 101 Convention Center Dr. #700, Las Vegas, Nevada 89109. The name and address of its resident agent is Nevada Corporate Headquarters, Inc., 101 Convention Center Dr. #700, Las Vegas, Nevada 89109.

THIRD

The purpose or purposes for which the corporation is organized:

To engage in and carry on any lawful business activity or trade, and any activities necessary, convenient, or desirable to accomplish such purposes, not forbidden by law or by these articles of incorporation.

FOURTH

The amount of the total authorized capital stock of the corporation is One Thousand Dollars ($1,000.00) consisting of One Hundred Million (100,000,000) shares of common stock of the par value of $0.00001 each.

FIFTH

The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

There are three initial members of the Board of Directors and their names and addresses are:

NAME	POST-OFFICE ADDRESS
Coreena L. Hansen	#29 - 355 Duthie Avenue Burnaby, British Columbia Canada V5A 2P3
Yin S. Gertner	8388 Ash Street Vancouver, British Columbia Canada V6P 6L2
Janice D. Douville	3902 42nd Street Leduc, Alberta Canada

The number of members of the Board of Directors shall not be less than one nor more than thirteen.

SIXTH

The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.

SEVENTH

The name and addresses of each of the incorporators signing the Articles of Incorporation are as follows:

NAME	POST-OFFICE ADDRESS
Conrad C. Lysiak	601 West First Avenue Suite 503 Spokane, Washington 99201

EIGHTH

The corporation is to have perpetual existence.

NINTH

In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

Subject to the bylaws, if any, adopted by the stockholders, to make, alter or amend the bylaws of the corporation.

To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

By resolution passed by a majority of the whole board, to designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

TENTH

Meeting of stockholders may be held outside the State of Nevada, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

ELEVENTH

This corporation reserves the right to amend alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

TWELFTH

The corporation shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 21st day of August 2002.

/s/ Conrad C. Lysiak
CONRAD C. LYSIAK

STATE OF WASHINGTON   )
                                                 )
COUNTY OF SPOKANE       )

On this 21st day of August 2002 before me, a Notary Public, personally appeared CONRAD C. LYSIAK, who severally acknowledged that he executed the above instrument.

/s/ Judy Terese Lysiak

Notary Public,

residing in the State of Washington, residing in Spokane.

My Commission Expires:
October 9, 2002

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